Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

Year Ended December 31, 2007
Fixed Charges:
Interest cost and debt expense	$39,010
Interest allocable to rental expense (a)	2,201

Total	$41,211

Earnings:
Income before income tax expense	$120,875
Equity in income of less than 50 percent owned affiliated companies (b)	(27,563)
Dividends received from less than 50 percent owned affiliated companies (b)	23,866
Fixed charges	41,211
Interest capitalized	(3,419)
Amortization of previously capitalized interest	214

Total	$155,184

Ratio of Earnings to Fixed Charges	3.77

(a)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(b)	Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company, 12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, 43.8 percent in West Texas Gulf Pipe Line Company and 55.3 percent in Mid-Valley Pipeline Company.